UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

March 18, 2025
Date of Report (Date of earliest event reported)

Vestis Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	001-41783	92-2573927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1035 Alpharetta Street, Suite 2100,
Roswell, Georgia	30075
(Address of Principal Executive Offices)	(Zip Code)

(470) 226-3655
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, par value $0.01 per share	VSTS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2025, the Board of Directors of Vestis Corporation (the “Company” or “Vestis”) determined that Kim Scott, President and Chief Executive Officer, will leave her positions with the Company, effective March 18, 2025.  Ms. Scott also resigned from the Company’s Board of Directors on March 18, 2025. There is no disagreement between Ms. Scott and the Company regarding the Company’s operations, policies or practices.  Ms. Scott will receive such separation benefits consistent with a termination other than for cause consistent with Ms. Scott’s Amended and Restated Employment Agreement with the Company dated April 2, 2024.

On March 18, 2025, the Company appointed Phillip Holloman, Chairman of the Board of Directors of the Company since September 2023, as interim Executive Chairman, President and Chief Executive Officer, effective March 18, 2025.  Mr. Holloman will not continue as a member of the Nominating, Governance and Corporate Responsibility Committee during his tenure as interim Executive Chairman, President and Chief Executive Officer. Mr. Holloman. 69, retired from Cintas Corporation as president and chief operating officer in 2018. Other roles during his 22-year career with Cintas included rental division president and chief operating officer, senior vice president of global supply chain management, executive champion of Six Sigma Initiatives, vice president of distribution/production planning and vice president of engineering and construction.  Mr. Holloman is a founding member of Cintas’ diversity committee and the Excalibur Award, the company’s highest distinction received reserved for business executives who demonstrate excellence during their tenure. He serves as a member of the board of directors for Pulte Group (NYSE: PHM) and the BlackRock Fixed Income Board and was previously a member of the board of directors for Rockwell Automation (NYSE: ROK). In addition, Mr. Holloman serves as a member of the board of directors for the Urban League of Greater Southwestern Ohio and on the board of trustees for the University of Cincinnati.

There are no family relationships between Mr. Holloman and any Company director or executive officer, and no arrangements or understandings between Mr. Holloman and any other person pursuant to which he was selected as an officer. Mr. Holloman is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Mr. Holloman will receive cash compensation in the amount of $125,000 per month.  In addition, he will receive periodic grants of restricted stock units (“RSUs”) as follows:  (i) RSUs with a value of $675,000 on March 20, 2025 (based on the closing price of Vestis’ common stock on that date); and (ii) commencing June 20, 2025 and on the 20th day of each month thereafter (each a “Grant Date”) provided that he remains in the position of interim Executive Chairman, President and Chief Executive Officer as of the applicable Grant Date, RSUs with a value of $225,000 (based on the closing price of Vestis’ common stock on the applicable Grant Date or, if not a trading date, the prior trading date).  The RSUs will be subject to forfeiture upon termination of Mr. Holloman’s service with the Company as both interim Executive Chairman, President and Chief Executive Officer and as a board member, other than as a result of termination by the Company without “Cause”. “Cause” for purposes of employment will be as defined in the Company’s 2023 Long-Term Incentive Plan and service as board member will be considered to be terminated without “Cause” if: Mr. Holloman is nominated for election as a director at a meeting of stockholders at which directors are to be elected and is not elected (or resigns from the Board of Directors following such a meeting of stockholders at which he does not receive a majority of votes cast) or the Board of Directors does not nominate Mr. Holloman for election as a director at any meeting of stockholders at which directors are to be elected. Treatment upon change of control, death and disability is consistent with the Company’s most recently issued restricted stock unit awards.

During Mr. Holloman’s tenure as interim Executive Chairman, President and Chief Executive Officer, Doug Pertz will serve as Lead Director as contemplated by the Company’s Corporate Governance Guidelines.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vestis Corporation

Date:	March 19, 2025	By:	/s/ André C. Bouchard
		Name:	André C. Bouchard
		Title:	Executive Vice President, General Counsel and Corporate Secretary